Exhibit 4.1

SYNUTRA INTERNATIONAL, INC.,

THE BANK OF NEW YORK,
as Warrant Agent

and

ABN AMRO BANK N.V., Hong Kong Branch
as Initial Holder

Warrant Agreement

Dated as of April 19, 2007

Warrants to Purchase
Shares of Common Stock

TABLE OF CONTENTS

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TABLE OF CONTENTS

PAGE

EXHIBITS

Exhibit A	Form of Warrant
Exhibit B	Restricted Legend
Exhibit C	Form of U.S. Counsel Opinion

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WARRANT AGREEMENT dated as of April 19, 2007, between SYNUTRA INTERNATIONAL, INC., a company organized under the laws of the State of Delaware (as further defined below, the “Company”), the Bank of New York, as warrant agent (the “Warrant Agent”) and ABN AMRO BANK N.V., Hong Kong Branch, as initial holder (the “Initial Holder”).

WHEREAS, the Company proposes to issue the Warrants (as defined below) to purchase shares of Common Stock, par value US$0.0001 per share (the “Common Stock”), of the Company (the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”) in order to induce ABN AMRO Bank N.V., Hong Kong Branch to enter into the Loan Agreement dated as of the date hereof among the Company, Liang Zhang, Xiuqing Meng and ABN AMRO Bank N.V., Hong Kong Branch as Lender and Collateral Agent (the “Loan Agreement”).

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act in connection with the issuance of the Warrants and the other matters as provided herein.

WHEREAS the Company has authorized and obtained all required corporate and shareholder approvals, and taken all necessary action required by law or securities exchange regulation for or in connection with (a) the execution and performance of this Agreement, (b) the issuance of the Warrants and (c) the issuance of the Warrant Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“act” has the meaning assigned to such term in Section 8.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. In any event, Mr. Liang Zhang and Ms. Xiuqing Meng and their respective Affiliates shall be deemed Affiliates of the Company.

“Agreement” means this Warrant Agreement, as amended or supplemented from time to time.

“Board of Directors” means the board of directors or comparable governing body of the Company, or any committee thereof duly authorized to act on its behalf.

“Board Resolution” means a resolution duly adopted by the Board of Directors which is certified by the Secretary or an Assistant Secretary of the Company and remains in full force and effect as of the date of its certification.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Hong Kong, Singapore or in the city where the Corporate Trust Office of the Warrant Agent is located are authorized by law to close.

“Certificated Warrant” means a Warrant in registered definitive form.

“Closing Date” means April 19, 2007.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning specified in the second paragraph of this Agreement.

“Company” means the party named as such in the first paragraph of this Agreement or any successor to the Company under this Agreement and the Warrants pursuant to Section 6.01(k).

“Corporate Trust Office” means the office of the Warrant Agent at which the corporate trust business of the Warrant Agent is principally administered, which at the Closing Date, is located at The Bank of New York, 101 Barclay Street, 21st Floor, New York, NY 10286, United States of America.

“Daily Price” means (a) if the shares of Common Stock then are listed and traded on the NASDAQ GM, the closing price on such day as reported by the NASDAQ GM; (b) if the shares of Common Stock then are not listed and traded on the NASDAQ GM, the closing price on such day as reported by any principal national securities exchange on which the shares are listed and traded; and (c) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the OTC Bulletin Board. If on any determination date the shares of Common Stock are not quoted by any such organization, the Daily Price per share of Common Stock shall be the Fair Value of such share on such determination date as determined pursuant to Section 6.01(g) when the Common Stock is not listed on the NASDAQ GM.

“Disinterested Director” means, in connection with any issuance or distribution of securities or assets that gives rise to a determination of the Fair Value thereof, each member of the Board of Directors who is not an officer, employee, director, family member or other Affiliate of the party to whom the Company is proposing to issue or distribute the securities or assets giving rise to such determination.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means (a) at any time prior to a Qualified Public Offering, the US Dollar amount equal to 75% of the volume weighted average of the closing prices per share of the Common Stock on the OTC Bulletin Board or the NASDAQ GM, as applicable, for the 30 trading days immediately preceding and including the Closing Date and (b) on the date of the Qualified Public Offering and at any time thereafter, the lower of (i) the Exercise Price calculated in accordance with clause (a), as adjusted and in effect on the day immediately prior to the date of the Qualified Public Offering and (ii) the US Dollar amount equal to 75% of the Qualified Public Offering Price; provided that the Exercise Price shall be adjusted from time to time in accordance with the provisions of this Agreement.

“Expiration Date” means the third anniversary of the completion of a Qualified Public Offering.

“Fair Value” has the meaning set forth in Section 6.01(g).

“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Holder” or “Warrantholder” means the registered holder of any Warrant.

“Initial Holder” means the party named as such in the first paragraph of this Agreement.

“Loan Agreement” has the meaning assigned to such term in the second paragraph of this Agreement.

“NASDAQ GM” means NASDAQ Global Market.

“Officers’ Certificate” means a certificate signed in the name of the Company by a Responsible Officer.

“Opinion of Counsel” means a written opinion signed by outside legal counsel to the Company, satisfactory to the Warrant Agent.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Qualified Public Offering” means a registered public offering and sale (whether primary or secondary) of Common Stock listed on the NASDAQ GM or any other “national securities exchange” (as such term is defined in Section 6 of the Exchange Act) resulting in a public float of not less than 20% of the outstanding Common Stock of the Company (not including any treasury shares) that is held by no fewer than 300 holders immediately following such offering or listing.

“Qualified Public Offering Price” means the purchase price per share of Common Stock paid by investors in the Qualified Public Offering which, for the avoidance of doubt only, shall be the price per share received by the Company plus any underwriting or placement fees or discounts.

“Register” has the meaning assigned to such term in Section 3.08.

“Registrar” means a Person engaged by the Company to maintain the Register.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Company and ABN AMRO Bank N.V., Hong Kong Branch.

“Responsible Officer” means the chairman of the Board of Directors, the president or chief executive officer, any vice president, the chief financial officer, or the secretary of the Company.

“Restricted Legend” means the legend set forth in Exhibit B.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Tranche A Issue Date” means the date of signing of this Agreement.

“Tranche A Warrants” means 200,000 warrants, which shall be substantially in the form of Exhibit A, to be issued on the Tranche A Issue Date to purchase shares of Common Stock, against payment of the Exercise Price, as adjusted in accordance with this Agreement, per share of Common Stock; provided that each warrant shall initially be exercisable for one share of Common Stock.

“Tranche B Issue Date” means the earlier of (i) the date of the closing of a privately placed notes offering by or of a loan to the Company in an amount sufficient to repay all amounts outstanding under any Loan (as defined in the Loan Agreement) and (ii) the 6-months anniversary of the Tranche A Issue Date.

“Tranche B Warrants” means 200,000 warrants, which shall be substantially in the form of Exhibit A, to be issued on the Tranche B Issue Date to purchase shares of Common Stock, against payment of the Exercise Price, as adjusted in accordance with this Agreement, per share of Common Stock; provided that each Tranche B Warrant shall initially be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock for which a Tranche A Warrant would be exercisable at the close of business on the Tranche B Issue Date, as adjusted in accordance with this Agreement.

“Transfer Agent” has the meaning assigned to such term in Section 5.04.

“US Dollar” means lawful money of the United States.

“Warrant” means any of the Tranche A Warrants or any of the Tranche B Warrants and “Warrants” means the Tranche A Warrants and the Tranche B Warrants, collectively.

“Warrant Agent” means the party named as such in the first paragraph of this Agreement or any successor Warrant Agent appointed pursuant to Article 7.

“Warrant Certificate” means a certificate substantially in the form of Exhibit A.

“Warrant Shareholder” means a holder of Warrant Shares issued upon exercise of the Warrants.

“Warrant Shares” has the meaning assigned to such term in the second paragraph of this Agreement.

Section 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(i) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;

(iii) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Agreement unless otherwise indicated;

(iv) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations); and

(v) references to “him” or “he” or “his” shall also refer to the opposite gender.

ARTICLE II
APPOINTMENT OF WARRANT AGENT

Section 2.01 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth herein and the Warrant Agent hereby accepts such appointment.

ARTICLE III
THE WARRANTS

Section 3.01 Issuance. The Company will issue the Tranche A Warrants on the Tranche A Issue Date and the Tranche B Warrants on the Tranche B Issue Date to the Initial Holder.

Section 3.02 Form and Dating; Legends

(a) The Warrants will be substantially in the form attached as Exhibit A with a legend in the form attached as Exhibit B, if applicable. The terms and provisions contained in the form of the Warrants annexed as Exhibit A constitute, and are hereby expressly made, a part of the Warrant Agreement. The Warrants may also have such additional notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Company is subject, or common usage. Each Warrant will be dated the date of its countersignature by the Warrant Agent.

(b) Except as otherwise provided in paragraph (c) or Section 3.09(b), each Warrant will bear the Restricted Legend.

(c) (i) If the Company or the Initial Holder determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that a Warrant is eligible for resale pursuant to Rule 144 under the Securities Act (or any successor provision) and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Warrant (or a beneficial interest therein) are effected in compliance with the Securities Act; or

(ii) after a Warrant is sold pursuant to an effective registration statement under the Securities Act;

the Company or the Initial Holder with written consent from the Company (which shall not be unreasonably withheld) may instruct the Warrant Agent to cancel the Warrant and issue to the Holder thereof (or to its transferee) a new Warrant of like tenor, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Warrant Agent will comply with such instruction.

(d) By its acceptance of any Warrant bearing the Restricted Legend (or any beneficial interest in such a Warrant), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Warrant (and any such beneficial interest) set forth in this Agreement and in the Restricted Legend and agrees that it will transfer such Warrant (and any such beneficial interest) only in accordance with this Agreement and such legend.

Section 3.03 Execution and Countersignature.

(a) A Responsible Officer shall execute the Warrants for the Company by facsimile or manual signature in the name and on behalf of the Company. If a Responsible Officer whose signature is on a Warrant no longer holds that office at the time the Warrant is countersigned or exercised, the Warrant will still be valid.

(b) A Warrant will not be valid until the Warrant Agent manually countersigns the Warrant, with the signature conclusive evidence that the Warrant has been countersigned under this Agreement. At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver Warrants executed by the Company to the Warrant Agent for countersignature. The Warrant Agent will countersign and deliver a number of Warrants for original issue convertible into an aggregate of Warrant Shares not to exceed 400,000 (except as may be adjusted pursuant to Article 6) after receipt by the Warrant Agent of an Officers’ Certificate specifying:

(i) the number of Warrants to be countersigned and the date on which the Warrants are to be countersigned; and

(ii) other information the Company may with the Initial Holder’s consent determine to include or the Warrant Agent may reasonably request.

The Company will supply the Warrant Agent with an adequate supply of Warrant Certificates.

Section 3.04 Warrant Registrar. The Company may appoint one or more Registrars in respect of the Warrants, in which case each reference in this Agreement to the Warrant Agent in respect of the obligations of the Warrant Agent to be performed by the Registrar will be deemed to be references to the Registrar. Although the Company may act as Registrar, the Company initially appoints the Warrant Agent as Registrar.

Section 3.05 Replacement Warrants. If a mutilated or defaced Warrant is surrendered to the Warrant Agent or if a Holder claims that its Warrant has been lost, destroyed or wrongfully taken, the Company will issue and the Warrant Agent will countersign a replacement Warrant. Every replacement Warrant is an additional obligation of the Company and entitled to the benefits of the Warrant Agreement. If required by the Warrant Agent or the Company, an indemnity must be furnished that is sufficient in the reasonable judgment of both the Warrant Agent and the Company to protect the Company and the Warrant Agent from any loss they may suffer if a Warrant is replaced. The Company may charge the Holder for the reasonable expenses of the Company and the Warrant Agent in replacing a Warrant.

Section 3.06 Outstanding Warrants.

(a) Warrants outstanding at any time are all Warrants that have been countersigned by the Warrant Agent except for:

(i) Warrants cancelled by the Warrant Agent or delivered to it for cancellation;

(ii) Warrants exercised by the Holder thereof; and

(iii) any Warrant which has been replaced pursuant to Section 3.05 unless and until the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant is held by a bona fide purchaser.

(b) Prior to cancellation of a Warrant pursuant to Section 3.07, a Warrant does not cease to be outstanding because the Company or one of its Affiliates holds the Warrant; provided that in determining whether the Holders of the requisite number of the outstanding Warrants have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Warrants owned by the Company or any Affiliate of the Company will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Warrant Agent is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Warrants which the Warrant Agent knows to be so owned will be so disregarded).

Section 3.07 Cancellation. The Company will deliver to the Warrant Agent for cancellation any Warrants previously countersigned and delivered hereunder which the Company may have acquired (to the extent that the Company may be permitted under applicable law or its constitutive documents) in any manner whatsoever, and will deliver to the Warrant Agent for cancellation any Warrants previously countersigned hereunder which the Company has not issued and sold. The Company will procure that any Warrant purchased by an Affiliate shall be delivered to the Warrant Agent for cancellation. Any Registrar will forward to the Warrant Agent any Warrants surrendered to it for transfer, exchange or exercise. The Warrant Agent will cancel all Warrants surrendered for transfer, exchange, exercise or cancellation and dispose of them in accordance with the written instructions of the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or delivered to the Warrant Agent for cancellation.

Section 3.08 Registration, Transfer and Exchange.

(a) The Warrants will be issued in registered form only, and the Company shall cause the Registrar to maintain a register (the “Register”) of the Warrants, for registering the record ownership of the Warrants by the Holders and transfers and exchanges of the Warrants.

(b) Each Certificated Warrant will be registered in the name of the holder thereof or its nominee.

(c) A Holder may transfer a Warrant (or a beneficial interest therein) to another Person or exchange a Warrant (or a beneficial interest therein) for another Warrant by presenting to the Warrant Agent a written request therefor stating the name of the proposed transferee or requesting such an exchange, which shall be substantially in the form of the Warrant Transfer Notice attached to Exhibit A, accompanied by any certification, opinion or other document required by this Agreement. The Warrant Agent will promptly register any transfer or exchange that meets the requirements of this Section 3.08 and Section 3.09 by noting the same in the Register maintained by the Registrar for the purpose; provided that no transfer or exchange will be effective until it is registered in such Register. Prior to the registration of any transfer, the Company, the Warrant Agent and their agents will treat the Person in whose name the Warrant is registered as the owner and Holder thereof for all purposes, and will not be affected by notice to the contrary.

From time to time the Company may execute and the Warrant Agent may countersign additional Warrants as may be necessary in order to permit the registration of a transfer or exchange in accordance with this Section 3.08. All Warrants issued upon transfer or exchange shall be the duly authorized, executed and delivered Warrants of the Company entitled to the benefits of this Agreement.

No service charge will be imposed in connection with any transfer or exchange of any Warrant, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer taxes in connection therewith.

(d) If a Certificated Warrant is transferred or exchanged for another Certificated Warrant, the Warrant Agent will (x) cancel the Certificated Warrant being transferred or exchanged, (y) deliver one or more new Certificated Warrants for an aggregate number of Warrants equal to the number of Warrants being transferred or exchanged to the transferee (in the case of a transfer) or the Holder of the cancelled Certificated Warrant (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire amount of the cancelled Certificated Warrant, deliver to the Holder thereof one or more Certificated Warrants having an aggregate amount of Warrants equal to the untransferred or unexchanged portion of the cancelled Certificated Warrant, registered in the name of the Holder thereof. In the event that a Certificated Warrant that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Warrant Agent will deliver a Certificated Warrant that does not bear the Restricted Legend.

Section 3.09 Restrictions on Transfer and Exchange.

(a) The transfer or exchange of any Warrant (or a beneficial interest therein) may only be made in accordance with this Section 3.09 and Section 3.08.

(b) By its acceptance of any Warrant bearing the Restricted Legend, each Holder thereof acknowledges the restrictions on transfer of such Warrant set forth in this Agreement and in the Restricted Legend and agrees that it will transfer such Warrant only in accordance with such restrictions. In connection with any transfer of Warrants, each Holder agrees by its acceptance of the Warrants to furnish the Warrant Agent or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act, including the Warrant Transfer Notice attached to Exhibit A, if applicable; provided that the Warrant Agent shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information. Upon delivery by a Holder of a certificate satisfactory to the Warrant Agent and the Company certifying that, with respect to a Certificated Warrant bearing the Restricted Legend, all conditions have been met to qualify for exemption from registration requirements under the Securities Act pursuant to Rule 144(k), together with the Company’s written consent (which shall not be unreasonably withheld), the Warrant Agent will exchange such Certificated Warrant for a Certificated Warrant not bearing the Restricted Legend.

(c) The Warrant Agent shall keep copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Warrant (or a beneficial interest therein), available for inspection or copying by the Company or any Holder during normal business hours at the Corporate Trust Office.

Section 3.10 Representations and Covenants of the Initial Holder. The Initial Holder hereby represents and warrants to the Company as follows, provided, however, that nothing set forth in this Section 3.10 shall limit or modify the provisions in Section 3.01 to Section 3.09.

(a) Acquisition for Own Account.

The Warrants are being acquired, and the Warrant Shares will be acquired, for the Initial Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof without registration under the Securities Act or an exemption therefrom.

(b) Accredited Investor Status.

The Initial Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c) Restricted Securities.

The Initial Holder understands that the Warrants to be issued to the Initial Holder hereunder and the Warrant Shares issuable upon exercise thereof are “restricted securities” under the Securities Act inasmuch as they are being acquired or will be acquired from the Company in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be transferred without registration under the Securities Act only in certain limited circumstances. The Initial Holder is familiar with Rule 144 of the Commission, as presently in effect, and understands the transfer limitations imposed thereby and by the Securities Act.

ARTICLE IV
EXPIRATION OF WARRANTS; TERMS OF WARRANTS;
EXERCISE OF WARRANTS

Section 4.01 Expiration of Warrants; Terms of Warrants; Exercise of Warrants.

(a) Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. The Company will give notice of expiration to each of the Holders at its last known address as set forth in the Register not less than 30 nor more than 60 days prior to the Expiration Date. If the Company fails to give such notice, the Warrants will nonetheless expire and become void on the Expiration Date.

(b) Subject to the terms of this Agreement, the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part during the period commencing at the opening of business on the Tranche A Issue Date or Tranche B Issue Date, as applicable, and until 5:00 p.m., Singapore time on the Expiration Date, and shall entitle any Holder thereof to receive from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price per share in cash, by wire transfer or by certified or official check payable to the order of the Company, in each case, equal to the Exercise Price then in effect for such Warrant Shares. The Company and the Holders agree, that Holders shall exercise their Warrants only if the exercise of such Warrants is exempt from, or in compliance with, the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants or other persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants reside; provided that an exercise of any Warrant pursuant to Section 4.01(d) shall be deemed to be an exempt transaction under the Securities Act. No adjustments as to dividends will be made upon exercise of the Warrants. In no event shall the Exercise Price payable be lower than the par value of the Common Stock; provided, however, solely for purposes of calculating the adjustment of Exercise Price and number of Warrant Shares issuable upon the exercise of each Warrant under Article 6, such Exercise Price as calculated (but not the amount payable) may be lower than the par value of the Common Stock.

(c) Any transaction fees incurred in connection with the exercise of the Warrants shall be borne by the Company.

(d) Subject to the terms of this Agreement, to the extent that Warrants are exercisable pursuant to Section 4.01(b), a Holder may also elect to convert Warrants into Common Stock through a cashless exercise, in which event, in consideration of the Holder agreeing to reduce the number of shares of Common Stock the Holder would otherwise be entitled to receive under Section 4.01(b) the Company will calculate and issue to the Holder the number of shares of Common Stock equal to the result obtained as set forth in the following equation by (i) subtracting B from A, (ii) dividing the result by A, and (iii) multiplying the result by C:

X =	(A - B)	x C
A

where:

X	=	the number of shares of Common Stock issuable upon exercise pursuant to this paragraph (d).

A	=	the Daily Price on the day immediately preceding the date on which the Holder delivers written notice to the Company pursuant to paragraph (e).

B	=	the Exercise Price.

C	=	the number of shares of Common Stock as to which the Warrants are then being exercised (prior to payment of the Exercise Price).

If the foregoing calculation results in a negative number, then no shares of Common Stock shall be issued upon exercise pursuant to this Section 4.01(d).

(e) In order to exercise all or any of the Warrants, the Holder thereof must deliver to the Warrant Agent at its Corporate Trust Office (i) such Warrants, (ii) the form of election to purchase on the reverse thereof duly filled in and signed and (iii) evidence of any applicable payment to the Company of the then-current Exercise Price (in the manner set forth in paragraphs (b) or (d) above) for the number of Warrant Shares in respect of which the Warrants are being exercised. If any of these items (i), (ii) or (iii) are not received by the Warrant Agent, the Warrant Agent shall reject such exercise. The Company shall bear all of its own expenses and the expenses of the Warrant Agent in respect of the exercise of any Warrant.

(f) Upon compliance with the provisions of this Section 4.01 set forth above, the Warrant Agent shall request from the Company and the Company shall promptly deliver or cause to be delivered, to or upon the written order of the Holder and subject to any applicable transfer restrictions contained herein, in such name or names as the Holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants or other securities or property to which such Holder is entitled, together with cash in lieu of fractional shares as provided in Section 6.02. The Company shall calculate the number of Warrant Shares that the Holder shall be entitled to receive upon such exercise, which determination, absent manifest error or bad faith, shall be final and conclusive. Any such certificate or certificates or other securities or property shall be deemed to have been issued, and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares or other securities or property, as of the date of the surrender of such Warrants and payment of the corresponding Exercise Price, notwithstanding that the stock transfer books of the Company shall then be closed or the Warrant Certificates have not yet been delivered.

(g) If less than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company and delivered to the Warrant Agent and the Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names as may be directed in writing by the Holder, and shall deliver the new Warrant Certificate to the Person or Persons entitled to receive the same.

(h) All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent as instructed in writing by the Company. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all US Dollar amounts (if any) received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

(i) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its Corporate Trust Office.

(j) Certificates representing Warrant Shares shall bear a Restricted Legend (with all references to Warrants therein replaced by references to Common Stock, and with such other changes thereto as the Company may deem appropriate) if (i) the Warrants for which they were issued carried a Restricted Legend, or (ii) the Warrant Shares are issued in a transaction exempt from registration under the Securities Act (other than the exemption provided by Section 3(a)(9) of the Securities Act, provided that the Warrants were then not restricted securities); provided that, in each case, the Warrant Shares shall not bear the Restricted Legend (and any existing Restricted Legend shall be removed) if the circumstances of Section 3.02(c) apply to such Warrant Shares.

ARTICLE V
REPRESENTATIONS AND COVENANTS OF THE COMPANY

Section 5.01 Maintenance of Office or Agency.

(a) The Company at all time will maintain in the Borough of Manhattan, the City of New York, an office or agency where Warrants may be surrendered for registration of transfer or exchange or for presentation for exercise. The Company hereby initially (1) designates the Corporate Trust Office of the Warrant Agent as such office of the Company where the Warrants may be presented for exercise and (2) designates the office of the Registrar where the Warrants may be surrendered for registration of transfer or exchange. The Company will give prompt written notice to the Warrant Agent of the location, and any change in the location, of such office or agency, if the Corporate Trust Office is not the designated office. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Warrant Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Warrant Agent.

(b) The Company may also from time to time designate one or more other offices or agencies where the Warrants may be surrendered or presented for any of such purposes and may from time to time rescind such designations. The Company hereby initially designates the Corporate Trust Office of the Warrant Agent as such office. The Company will give prompt written notice to the Warrant Agent of any such designation or rescission and of any change in the location of any such other office or agency, if the Corporate Trust Office is not the designated office.

Section 5.02 Payment of Taxes. The Company will pay all documentary, stamp or similar issue or transfer taxes in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrants or any Warrant Shares in a name other than that of the registered holder of a Warrant surrendered upon exercise, and the Company shall not be required to issue or deliver such Warrant unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.03 Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Warrant Agent and Holders with

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10 Q and 10 K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (i) and (ii) with the Commission for public availability.

(b) For so long as any of the Warrants or Warrant Shares remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(c) under the Securities Act.

Section 5.04 Reservation of Warrant Shares.

(a) The Company will at all times reserve and keep available for issuance and delivery, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, such number of its authorized but unissued Common Stock or other securities of the Company from time to time issuable upon exercise of the Warrants as will be sufficient to permit the exercise in full of all outstanding Warrants.

(b) The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any securities of the Company issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized securities as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any of the Company’s securities issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the certificates for securities of the Company required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 6.02. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder pursuant to Section 6.03.

(c) Before taking any action which would cause an adjustment pursuant to Section 6.01 to reduce the Exercise Price below the then par value of the Warrant Shares, the Company will take such corporate action in accordance with applicable law to validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted, or otherwise give effect to such Exercise Price adjustment. The Company will deliver or cause to be delivered any certificate or notice required by Section 6.03.

(d) The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect thereto.

Section 5.05 Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges, automated quotation systems or other markets within the United States of America, if any, on which the other shares of Common Stock are then listed, if any. At any time when the shares of Common Stock are not listed on the NASDAQ GM or any other national securities exchange, the Company will use its reasonable commercial efforts to have the shares of Common Stock quoted on the OTC Bulletin Board.

Section 5.06 Listing. The Company will not permit any of its subsidiaries to list its equity securities on a stock exchange.

Section 5.07 Compliance. The Company will, at all times, comply with any corporate governance requirements required by law or any applicable securities exchange regulations in connection with the issuance of the Warrants.

Section 5.08 Opinions. The Company will, k) concurrently with the execution of this Agreement by the Company and l) on the Tranche B Issue Date, deliver to the Warrant Agent and the Initial Holder legal opinions of O’Melveny & Myers LLP, U.S. counsel to the Company addressed to the Warrant Agent and the Initial Holder, substantially in the form set forth in Exhibit C hereto and such other matters as the Warrant Agent or the Initial Holder may reasonably request, in form and substance satisfactory to the Warrant Agent and the Initial Holder.

Section 5.09 Outstanding Shares of Common Stock. The Company represents that as of the Closing Date the total number of outstanding shares of Common Stock equals 50,000,713.

ARTICLE VI
ADJUSTMENT OF EXERCISE PRICE AND
NUMBER OF WARRANT SHARES ISSUABLE

Section 6.01 Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 6.01. For purposes of this Section 6.01, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other capital stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

In the event that, at any time as a result of the provisions of this Section 6.01, the Holders of the Warrants shall become entitled upon subsequent exercise to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(a) Adjustment for Change in Capital Stock.

If the Company (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (2) subdivides its outstanding shares of Common Stock into a greater number of shares, (3) combines its outstanding shares of Common Stock into a smaller number of shares, (4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (5) issues by reclassification of its Common Stock any shares of its capital stock, then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If, after an adjustment, a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 6.01. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock, at a price per share less than the Fair Value per share on that record date, the Exercise Price shall be adjusted in accordance with the formula:

	O +	N x P
E’ =	E x	M
O + N

where:

E’	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of shares of Common Stock outstanding on the record date.

N	=	the number of additional shares of Common Stock issuable pursuant to such rights, options or warrants.

P	=	the aggregate price per share of the additional shares.

M	=	the Fair Value per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants; provided that no further adjustment shall be made upon the subsequent issue or sale of Common Stock pursuant to such rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

(c) Adjustment for Other Distributions.

If the Company distributes to all holders of its Common Stock any of its assets (including cash dividends) or debt securities or any rights or warrants to purchase debt securities of the Company, the Exercise Price shall be adjusted in accordance with the formula:

E’ =	E x	M - F
M

where:

E’	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

M	=	the Fair Value per share of Common Stock on the record date mentioned below.

F	=	the fair market value on the record date of the assets, securities, rights or warrants to be distributed in respect of one share of Common Stock as determined in good faith by the Board of Directors.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This subsection (c) does not apply to (i) any of the transactions described in subsections (a) or (b) of this Section 6.01 or (ii) dividends in cash paid in the ordinary course in an amount that during any rolling twelve-month period does not exceed 3.0% of the Company’s market capitalization measured on the declaration date of each such dividend. Market capitalization shall, for purposes of the preceding sentence, be calculated based on the product of the total number of shares of Common Stock outstanding (not including any treasury shares) and the Daily Price per share, in each case as of the date of declaration of such dividend.

(d) Adjustment for Common Stock Issue.

If the Company issues shares of Common Stock for a consideration per share less than the Fair Value per share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted in accordance with the formula:

P
E’ =	E x	O +	M
A

where:

E’	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of shares outstanding immediately prior to the issuance of such additional shares.

P	=	the aggregate consideration received for the issuance of such additional shares.

M	=	the Fair Value per share on the date of issuance of such additional shares.

A	=	the number of shares outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) does not apply to:

(i) any of the transactions described in subsections (a), (b) and (c) of this Section 6.01,

(ii) the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Common Stock the issuance of which caused an adjustment to be made under Section 6.01(e),

(iii) Common Stock issued to shareholders of any Person which merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such Person immediately prior to such merger, upon such merger; provided that if such Person is an Affiliate of the Company, the Board of Directors shall have obtained a fairness opinion from an internationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, stating that the consideration received in such merger is fair to the Company from a financial point of view, or

(iv) the issuance of Common Stock upon the exercise of options granted pursuant to the Company’s employee incentive plan (provided that, during any rolling twelve-month period, the number of shares of Common Stock issued in reliance on this clause (d)(iv) does not exceed, together with any Common Stock issuable pursuant to clause (e)(ii) below, 2.0% of the number of shares of Common Stock outstanding on the Closing Date, subject to any applicable anti-dilution adjustment).

(e) Adjustment for Convertible Securities, Warrants or Options Issue.

If the Company issues any securities convertible into, exercisable for or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this Section 6.01) for a consideration per share of Common Stock initially deliverable upon conversion, exercise or exchange of such securities less than the Fair Value per share on the date the Company fixes the offering price of such securities, the Exercise Price shall be adjusted in accordance with this formula:

P
E’ =	E x	O +	M
		O +	D

where:

E’	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of shares outstanding immediately prior to the issuance of such securities.

P	=	the aggregate consideration received for the issuance of such securities.

M	=	the Fair Value per share on the date of issuance of such securities.

D	=	the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Common Stock deliverable upon conversion, exercise or exchange of such securities have not been issued when such securities are no longer outstanding, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exercise or exchange of such securities.

This subsection (e) does not apply to:

(i) convertible securities issued to shareholders of any Person which merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such Person immediately prior to such merger, upon such merger; provided that if such Person is an Affiliate of the Company, the Board of Directors shall have obtained a fairness opinion from an internationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, stating that the consideration received in such merger is fair to the Company from a financial point of view, or

(ii) the issuance of convertible securities pursuant to the Company’s employee incentive plan (provided that, during any rolling twelve-month period, the aggregate number of shares of Common Stock issuable upon conversion thereof does not exceed, together with shares issued pursuant to clause (d)(iv) above, 2.0% of the number of shares of Common Stock outstanding on the Closing Date, subject to any applicable anti-dilution adjustment).

(iii) the issuance of the Warrants.

(f) Consideration Received.

For purposes of any computation in respect of consideration received pursuant to subsections (d) and (e) of this Section 6.01, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash; provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise incurred or paid in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors and described in a Board Resolution (and, if such issuance is to an Affiliate of the Company, confirmed by a written opinion of an internationally recognized investment banking, appraisal or valuation firm that is not an Affiliate of the Company);

(iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subsection); and

(iv) in the case of the issuance of shares of Common Stock pursuant to rights, options or warrants which rights, options or warrants were originally issued together with one or more other securities as part of a unit at a price per unit, the consideration shall be deemed to be the fair value of such rights, options or warrants at the time of issuance thereof as determined in good faith by the Board of Directors in accordance with GAAP whose determination shall be described in a Board Resolution (and, if such issuance is to an Affiliate of the Company, confirmed by a written opinion of an internationally recognized investment banking, appraisal of valuation firm that is not an Affiliate of the Company) plus the additional minimum consideration, if any, to be received by the Company upon the exercise, conversion or exchange thereof (as determined in the same manner as provided in clauses (i) and (ii) of this subsection).

(g) Fair Value.

(i) Fair Value Determination in Respect of Section 6.01(d) and (e). In Section 6.01(d) and (e), the “Fair Value” per share of Common Stock at any date of determination shall be

1. at a time when the Common Stock is not listed on the NASDAQ GM, (A) in connection with a sale by the Company to a party that is not an Affiliate of the Company in an arm’s length transaction (a “Non Affiliate Sale”), the price per share of Common Stock at which such security is sold and (B) in connection with any sale by the Company to an Affiliate of the Company, (1) the last price per share of Common Stock at which such security was sold in a Non Affiliate Sale within the three month period preceding such date of determination or (2) if clause (1) is not applicable, the fair market value of such security determined in good faith by (x) a majority of the Board of Directors, including a majority of the Disinterested Directors, and approved in a Board Resolution delivered to the Warrant Agent along with an Officer’s Certificate indicating that such Board Resolution was approved by a majority of the Disinterested Directors or (y) an internationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded; and

2. at a time when the Common Stock is listed on the NASDAQ GM, the average (weighted by daily trading volume) of the Daily Prices per share of the Common Stock for the 20 consecutive trading days immediately prior to such date.

(ii) Fair Value Determination in Respect of Section 6.01(b) and (c). In Section 6.01(b) and (c) and the definition of Daily Price, the “Fair Value” per share of Common Stock at any date of determination shall be,

1. at a time when the Common Stock is not listed on the NASDAQ GM (A) the last price per security at which such share of Common Stock was sold by the Company in a Non Affiliate Sale within the three month period preceding such date of determination or (B) if clause (A) is not applicable, the fair market value of such security determined in good faith by (x) a majority of the Board of Directors, including a majority of the Disinterested Directors, and approved in a Board Resolution delivered to the Warrant Agent along with an Officer’s Certificate indicating that such Board Resolution was approved by a majority of the Disinterested Directors or (y) an internationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded; and

2. at a time when the Common Stock is listed on the NASDAQ GM, the average (weighted by daily trading volume) of the Daily Prices per share of the Common Stock for the 20 consecutive trading days immediately prior to such date.

(h) When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6.01 shall be made to the nearest whole U.S. cent or to the nearest 1/100th of a share, as the case may be, it being understood that no such rounding shall be made under Section 6.01(n) (and, in calculations made pursuant to such paragraph, the adjusted Exercise Price shall refer to such adjusted price before rounding).

(i) When No Adjustment Required.

No adjustment need be made for a transaction referred to in Section 6.01(a), (b), (c), (d) or (e), if Holders are to participate (without being required to exercise their Warrants) in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate (taking into account the basis and notice on which the holders of Common Stock may participate in the transaction). No adjustment need be made for (8) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or (9) a change in the par value or no par value of the Common Stock. To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(j) Notice of Adjustment.

Whenever the Exercise Price is adjusted, the Company shall perform the calculations required under this Article 6 in good faith and provide the notices to the Warrant Agent and the Holders required by Section 6.03.

(k) Reorganization of Company.

(i) If the Company consolidates or merges with or into, or sells, transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the Holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with and as a condition to the consummation of such transaction, the Person formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such transfer or lease shall have been made, shall enter into (10) a supplemental agreement to this Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 6.01 and (11) a supplement agreement to the Registration Rights Agreement providing for the assumption of the Company’s obligations thereunder. The successor Company shall mail to Warrant Holders a notice describing the supplemental agreements to this Agreement and the Registration Rights Agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplemental agreement to this Agreement is an Affiliate of the formed, surviving, transferee or lessee Person, that issuer shall join in the supplemental agreement to this Agreement and the Registration Rights Agreement. If this Section 6.01(k) applies to a transaction, Section 6.01(a), (b), (c), (d) and (e) do not apply.

(ii) Notwithstanding subclause (i) above, if (12) the Company consolidates or merges with or into, or sells, transfers or leases all or substantially all its assets to, any Person and in connection therewith, the consideration payable to holders of Common Stock in exchange for their Common Stock is payable solely in cash or (13) proceedings commence for the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Warrants shall automatically be exercised into such number of Warrant Shares as is determined pursuant to the provisions of Section 4.01(d), and the Warrant certificate representing such Warrants shall be deemed cancelled. As a result of such conversion, each holder of Warrant Shares shall be entitled to receive distributions on an equal basis with the holders of the Common Stock. If this Section 6.01(k) applies to a transaction, Sections 6.01(a), (b), (c), (d) and (e) do not apply.

(l) Company Determination Final.

Any determination that the Company or the Board of Directors must make pursuant to Section 6.01(a) through (i) is conclusive in the absence of manifest error or bad faith; provided that the Company or the Board of Directors complies with the requirements set forth in the definition of Fair Value.

(m) When Issuance or Payment May Be Deferred.

In any case in which this Section 6.01 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (14) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (15) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 6.02; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(n) Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to this Section 6.01, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N’ =	N x	E
E’
where:

N’	=	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N	=	the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’	=	the adjusted Exercise Price.

E	=	the Exercise Price prior to adjustment.

(o) Form of Warrants.

Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

Section 6.02 Fractional Interests. The Company shall not be required to issue fractional Warrant Shares or scrip representing fractional shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 6.02, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Value per Warrant Share, as determined on the New York business day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

Section 6.03 Notices to Warrant Holders.

(a) Upon any adjustment of the Exercise Price pursuant to Section 6.01, the Company shall promptly thereafter (1) cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of internationally recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) or other securities or property issuable after any adjustment in the Exercise Price, upon exercise of a warrant any payment of the adjusted Exercise Price which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (2) cause to be given to each of the Holders written notice of such adjustments by first class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 6.03.

(b) In case:

(i) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than dividends or distributions referred to in Section 6.01(a));

(iii) of any consolidation or merger to which the Company is a party, or of the transfer or lease of all or substantially all assets of the Company, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock;

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

(v) a tender offer or exchange offer for Common Stock; filing of a registration statement in respect of a registered public offering; listing of Common Shares on any United States or foreign securities exchange; or

(vi) the Company proposes to take any action which would require an adjustment of the Exercise Price pursuant to Section 6.01;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the Holders, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up, tender offer or exchange offer or public offering is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up, tender offer or exchange offer or public offering. The failure to give the notice required by this Section 6.03 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up, tender offer or exchange offer or public offering or the vote upon any action.

Section 6.04 No Rights as Stockholders. Nothing contained in this Agreement or the Warrants shall be construed as conferring upon the holders of Warrants the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever, including the right to receive dividends, as stockholders of the Company.

ARTICLE VII
WARRANT AGENT

Section 7.01 Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrants shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness and accuracy of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

(b) The Warrant Agent has no duty to determine when an adjustment under Article 6 should be made, how it should be made or what it should be or to perform any calculations under Article 6. The Warrant Agent has no duty to determine whether any provisions of a supplemental agreement under Section 6.01(k) are correct and accurate. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent is entitled to conclusively rely on the accuracy of any certificate or notice delivered pursuant to Section 6.03 as to the amount of Warrant Shares due in connection with the exercise of a Warrant following any adjustments or change pursuant to Article 6 and shall not be deemed to be aware of any such adjustment or change until it receives such certificate or notice.

(c) The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will, when issued, be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(d) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants.

(e) In the absence of gross negligence or bad faith on its part, the Warrant Agent may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Warrant Agent need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Warrant Agent pursuant to any provision hereof, the Warrant Agent shall examine the document to determine whether it conforms to the requirements of this Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Warrant Agent, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(f) The Warrant Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(g) The Warrant Agent will be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders, unless such Holders have offered to the Warrant Agent reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Holders of the Warrants, as their respective rights or interests may appear.

(h) The Warrant Agent may consult with counsel, and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(i) No provision of this Agreement will require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

(j) The Warrant Agent will not be liable for interest on any money received by it except as the Warrant Agent may agree in writing with the Company.

(k) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. No provision of this Agreement shall be construed to relieve the Warrant Agent from liability for its own action, its own failure to act or its own willful misconduct.

Section 7.02 Compensation; Indemnity.

(a) The Company will pay the Warrant Agent compensation as agreed upon in writing for its services. The Company will reimburse the Warrant Agent promptly upon request for all out-of-pocket expenses, disbursements and advances incurred or made by the Warrant Agent, including the compensation, expenses of and disbursements incurred by the Warrant Agent’s agents and counsel and other Persons not regularly within its employ.

(b) The Company will indemnify the Warrant Agent for, or any predecessor Warrant Agent and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Agreement and its duties under this Agreement and the Warrants, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Agreement and the Warrants, except to the extent any such loss, liability or expense may be attributable to its action, its own failure to act or its own willful misconduct and (ii) the compensation, expenses and disbursements properly incurred of the Warrant Agent’s agents and counsel and other Persons not regularly within the Warrant Agent’s employ. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Warrant Agent to so notify the Company shall not relieve the Company of its obligations hereunder. At the Warrant Agent’s sole discretion, the Company shall defend the claim and the Warrant Agent shall cooperate in the defense at the Company’s expense. The Warrant Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. This Section 7.02 shall survive any termination or resignation of the Warrant Agent from this Agreement and the termination of this Agreement.

Section 7.03 Individual Rights of Warrant Agent. The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
Section 7.04 Replacement of Warrant Agent.

(a) The Warrant Agent:

(i) may resign at any time by written notice to the Company;

(ii) may be removed at any time by the Holders of a majority of the outstanding Warrants by written notice to the Warrant Agent;

(iii) shall, if no longer eligible under Section 7.06, be subject to removal upon the request of any Holder to the Company; or

(iv) may be removed by the Company if: (1) the Warrant Agent is no longer eligible under Section 7.06; (2) the Warrant Agent is adjudged a bankrupt or an insolvent; (3) a receiver or other public officer takes charge of the Warrant Agent or its property; or (4) the Warrant Agent becomes incapable of acting.

A resignation or removal of the Warrant Agent and appointment of a successor Warrant Agent will become effective only upon the successor Warrant Agent’s acceptance of appointment as provided in this Section 7.04 and payment in full of all amounts due and owing to the Warrant Agent under this Agreement.

(b) If the Warrant Agent has been removed by the Holders, Holders of a majority of the Warrants may appoint a successor Warrant Agent with the consent of the Company, which shall not to be unreasonably withheld. Otherwise, if the Warrant Agent resigns or is removed, or if a vacancy exists in the office of Warrant Agent for any reason, the Company will promptly appoint a successor Warrant Agent. If the successor Warrant Agent does not deliver its written acceptance within 30 days after the retiring Warrant Agent resigns or is removed, the retiring Warrant Agent, the Company, the Warrant Agent or the Holders of a majority of the outstanding Warrants may petition any court of competent jurisdiction for the appointment of a successor Warrant Agent.

(c) Upon delivery by the successor Warrant Agent of a written acceptance of its appointment to the retiring Warrant Agent and to the Company, (i) the retiring Warrant Agent will transfer all property held by it as Warrant Agent to the successor Warrant Agent, (ii) the resignation or removal of the retiring Warrant Agent will become effective and (iii) the successor Warrant Agent will have all the rights, powers and duties of the Warrant Agent under this Agreement. Upon request of any successor Warrant Agent, the Company will execute any and all instruments for fully transferring and vesting in and confirming to the successor Warrant Agent all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Warrant Agent and each appointment of a successor Warrant Agent to all Holders, and include in the notice the name of the successor Warrant Agent and the address of its Corporate Trust Office.

(d) Notwithstanding replacement of the Warrant Agent pursuant to this Section 7.04, the Company’s obligations under Section 7.02 will continue for the benefit of the retiring Warrant Agent.

Section 7.05 Successor Warrant Agent by Merger.

(a) If the Warrant Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Warrant Agent with the same effect as if the successor Warrant Agent had been named as the Warrant Agent in this Agreement.

(b) If, at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrants have been countersigned but not delivered, the successor Warrant Agent may adopt the countersignature of the original Warrant Agent; and if any of the Warrants shall not have been countersigned, the successor Warrant Agent may countersign such Warrants, and in all such cases such Warrants shall have the full force and effect provided in the Warrants and in this Agreement.

Section 7.06 Eligibility. This Agreement must always have a Warrant Agent that has a combined capital and surplus of at least US$50,000,000 as set forth in its most recent published annual report of condition and satisfies the eligibility requirements set forth in Section 310(a) of the United States Trust Indenture Act of 1939, as amended.

Section 7.07 Holder Lists. The Warrant Agent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Warrant Agent is not the Registrar, the Company shall promptly furnish to the Warrant Agent at such times as the Warrant Agent may request in writing, a list in such form and as of such date as the Warrant Agent may reasonably require of the names and addresses of the Holders.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Warrantholder Actions.

(a) Any request, demand, authorization, direction, notice, consent to amendment, supplement or waiver or other action provided by this Agreement to be given or taken by a Holder (an “act”) may be evidenced by an instrument signed by the Holder delivered to the Warrant Agent. The fact and date of the execution of the instrument, or the authority of the person executing it, may be proved in any manner that the Warrant Agent deems sufficient.

(b) The Warrant Agent may make reasonable rules for action by or at a meeting of Holders, which will be binding on all the Holders.

(c) Any act by the Holder of any Warrant binds that Holder and every subsequent Holder, even if no notation thereof appears on the Warrant. Subject to subparagraph (d) below, a Holder may revoke an act as to its Warrants, but only if the Warrant Agent receives the notice of revocation before the date the amendment or waiver or other consequence of the act becomes effective.

(d) The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to act with respect to any amendment or waiver or in any other regard. If a record date is fixed, those Persons that were Holders at such record date and only those Persons will be entitled to act, or to revoke any previous act, whether or not those Persons continue to be Holders after the record date. No act will be valid or effective for more than 90 days after the record date.
Section 8.02 Notices.

(a) All communications and notices hereunder shall be in writing. Any notice or communication to the Company will be deemed given if in writing (1) when delivered in person or (2) five days after mailing when mailed by first class mail, postage paid or (3) when sent by facsimile transmission, with transmission confirmed. Any notice to the Warrant Agent or the Initial Holder will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company:	SYNUTRA INTERNATIONAL, INC. 2275 Research Blvd., Suite 500 Rockville, Maryland 20850 United States Atttn: Weiguo Zhang Facsimile: +1-301-987-2346

if to the Warrant Agent:	The Bank of New York 101 Barclay Street, 21st Floor New York, NY 10286 United States of America

cc: The Bank of New York Global Corporate Trust One Temasek Avenue #02-01 Millennia Tower Singapore 039192 Attn: Valerie Wong / Chong Wan Lin Facsimile: +65-6883-0338

if to the Initial Holder:	ABN AMRO BANK N.V., Hong Kong Branch 38/F, Cheung Kong Centre 2 Queen’s Road Central Hong Kong Attn: Bert Grisel / Helena Tse Facsimile: +85-2-2700-5935

The Company, the Initial Holder or the Warrant Agent by notice to the other parties hereto may designate additional or different addresses for subsequent notices or communications.

(b) Except as otherwise expressly provided with respect to published notices, any notice or communication to a Holder other than the Initial Holder will be deemed given when mailed to the Holder at its address as it appears on the Register by first class mail, postage paid. Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Warrant Agent at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.

(c) Where this Agreement provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Warrant Agent, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

Section 8.03 Supplements and Amendments.

(a) The Company, the Initial Holder and the Warrant Agent may amend or supplement this Agreement or the Warrants without notice to (or the consent of) any Holder (other than the Initial Holder):

(i) to cure any ambiguity, defect or inconsistency in this Agreement or the Warrants;

(ii) to comply with Section 6.01(k);

(iii) to evidence and provide for the acceptance of an appointment hereunder by a successor Warrant Agent;

(iv) to make any other change that does not materially and adversely affect the rights of any Holder; or

(v) to give effect to one or more provisions of this Agreement.

(b) Except as otherwise provided in subparagraphs (a) or (c), the Company, the Initial Holder and the Warrant Agent may amend this Agreement and the Warrants with the written consent of the Holders of a majority of the outstanding Warrants, and the Holders of a majority of the outstanding Warrants by written notice to the Warrant Agent may waive future compliance by the Company with any provision of this Agreement or the Warrants.

(c) Notwithstanding the provisions of subparagraph (b), without the consent of each Holder affected, an amendment or waiver may not

(i) increase the Exercise Price; or

(ii) decrease the number of shares of Common Stock or other securities or property issuable upon exercise of the Warrants except, in each case, for adjustments provided for in this Agreement.

(d) It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(e) An amendment, supplement or waiver under this Section 8.03 will become effective on receipt by the Warrant Agent of written consents from the Holders of the requisite percentage of the outstanding Warrants. After an amendment, supplement or waiver under this Section 8.03 becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(f) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Warrant with respect to which consent was granted.

(g) If an amendment, supplement or waiver changes the terms of a Warrant, the Warrant Agent may require the Holder to deliver it to the Warrant Agent so that the Warrant Agent may place an appropriate notation of the changed terms on the Warrant and return it to the Holder, or exchange it for a new Warrant that reflects the changed terms. The Warrant Agent may also place an appropriate notation on any Warrant thereafter countersigned. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Warrants in this fashion.

(h) The Warrant Agent is entitled to receive, and will be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this section is authorized or permitted by this Agreement and constitutes the legal, valid and binding obligation of the Company. If the Warrant Agent has received such an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Warrant Agent. The Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Agreement.

Section 8.04 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH SUCH PARTY HERETO IS OR MAY BE SUBJECT BY A SUIT UPON SUCH JUDGMENT; PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

Section 8.05 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.06 New York Process Agent. Without prejudice to any other mode of service allowed under any relevant law of the Company:

(a) irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011 as its agent for service of process in relation to any proceedings before the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such State in connection with this Agreement; and

(b) agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

Section 8.07 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another agreement of the Company and no such agreement may be used to interpret this Agreement.

Section 8.08 Successors. All agreements of the Company in this Agreement and the Warrants will bind its successors. All agreements of the Warrant Agent in this Agreement will bind its successors.

Section 8.09 Duplicate Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 8.10 Separability. In case any provision in this Agreement or in the Warrants is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 8.11 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and in no way modify or restrict any of the terms and provisions of the Indenture.

Section 8.12 Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the other registered holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, the Initial Holder and the other registered Holders from time to time of Warrants.

Section 8.13 Limitation of Liability. No provision hereof, in the absence of affirmative action on the part of a Holder to purchase Warrant Shares shall give rise to any liability of such Holder to pay the exercise price for the Warrant Shares other than pursuant to an exercise under this Warrant Agreement, or any liability as a stockholder of the Company, whether such liability is asserted by the Company or any creditors of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

SYNUTRA INTERNATIONAL, INC. By: ___________________________________ Name: Title:

THE BANK OF NEW YORK, as Warrant Agent By: ___________________________________ Name: Title:

ABN AMRO BANK N.V., HONG KONG BRANCH, as Initial Holder By: ___________________________________ Name: Title:

— Signature Page to Warrant Agreement —

EXHIBIT A

FORM OF WARRANT

[Face of Warrant Certificate]

[Insert appropriate legend]

SYNUTRA INTERNATIONAL, INC.

No. ____________	____Warrants

WARRANT CERTIFICATE

This Warrant Certificate certifies that ABN AMRO Bank N.V., Hong Kong Branch (the “Initial Holder”), or its registered assigns, is the registered holder of Warrants (the “Warrants”) to purchase Common Stock, par value US$.0001 (the “Common Stock”), of Synutra International, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the registered holder upon exercise at any time from 9:00 a.m. on the date hereof set forth below until 5:00 p.m. Singapore time on the third anniversary of the completion of the Qualified Public Offering (as defined in the Warrant Agreement) (the “Expiration Date”), to receive from the Company [______] fully paid and nonassessable share of Common Stock (the “Warrant Shares”) at an initial exercise price of (a) at any time prior to a Qualified Public Offering, the US Dollar amount equal to 75% of the volume weighted average of the closing prices per share of the Common Stock on the OTC Bulletin Board or the NASDAQ Global Market, as applicable, for the 30 trading days immediately preceding and including the Closing Date (as defined in the Warrant Agreement) and (b) on the date of the Qualified Public Offering and at any time thereafter, the lower of (i) the exercise price calculated in accordance with clause (a), as adjusted and in effect on the day immediately prior to the date of the Qualified Public Offering and (ii) the US dollar amount equal to 75% of the Qualified Public Offering Price (the “Exercise Price”) per share payable upon surrender of this Warrant Certificate at the office or agency of the Company, subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof; provided that the Exercise Price shall be adjusted from time to time in accordance with the provisions of the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed below manually or by facsimile by its duly authorized officer.

SYNUTRA INTERNATIONAL, INC. By: ___________________________________ Name: Title:

Countersigned pursuant to Section 3.03 of the Warrant Agreement:

Dated: [______] THE BANK OF NEW YORK as Warrant Agent By: ___________________________________ Authorized Signatory

[Reverse of Warrant Certificate]

SYNUTRA INTERNATIONAL, INC.

1.	Warrant Agreement.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued or to be issued pursuant to a Warrant Agreement dated as of April 19, 2007 (the “Warrant Agreement”), between the Company, the Initial Holder and The Bank of New York, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company, Initial Holder and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. To the extent permitted by law, in the event of an inconsistency or conflict between the terms of this Warrant and the Warrant Agreement, the terms of the Warrant Agreement will prevail.

2.	Exercise.

Warrants may be exercised at any time on or after the date hereof and on or before 5:00 p.m. Singapore time on the Expiration Date; provided that holders shall be able to exercise their Warrants only if the exercise of such Warrants is then exempt from, or being effected in compliance with, the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants or other persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants reside. In order to exercise all or any of the Warrants represented by this Warrant Certificate, the holder must deliver to the Warrant Agent at its Corporate Trust Office set forth in the Warrant Agreement this Warrant Certificate and the form of election to purchase on the reverse hereof duly completed and payment to the Company of the Exercise Price in the manner set forth in the Warrant Agreement for the number of Warrant Shares in respect of which such Warrants are then exercised.

3.	Adjustments.

The Warrant Agreement provides that, upon the occurrence of certain events, the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. The Warrant Agreement also provides that the number of shares of Common Stock issuable upon the exercise of each Warrant shall be adjusted in certain events.

4.	No Fractional Shares.

No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

5.	Registered Form; Transfer and Exchange.

The Warrants are in registered form. Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge (except as specified in the Warrant Agreement), for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

6.	Countersignature.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

7.	Governing Law.

This Warrant shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed entirely within such state.

8.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

FORM OF ELECTION TO PURCHASE

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise [____] of the Warrants represented by this Warrant Certificate and purchase the whole number of Warrant Shares issuable upon exercise of such Warrants and herewith tenders payment for such Warrant Shares as follows:

US$ [____] in cash or by certified bank check;

OR
The undersigned hereby irrevocably elects to convert [______] of the Warrants represented by this Warrant Certificate into ___________ shares of Common Stock (by giving effect to the cashless exercise provisions set forth in Section 4.01(d)) and herewith agrees to make payment therefor through a cashless exercise, all on the terms and the conditions specified in the Warrant Certificate and the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of _______________, whose address is __________________ and that such shares be delivered to ___________, whose address is ____________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________________, whose address is ____________________, and that such Warrant Certificate be delivered to ___________ whose address is ____________________. Any cash payments to be paid in lieu of a fractional share should be made to ________________________ whose address is ________________________ and the check representing payment thereof should be delivered to ________________________ whose address is________________________.

[NAME OF HOLDER] By: ___________________________________ Name: Title: Date: __________________________________

[FORM OF WARRANT TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto _____________________________ (the “Assignee”)
(Please type or print block letters)

(Please print or typewrite name and address including zip code of assignee)

the within Warrant and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Warrant on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL WARRANT CERTIFICATES BEARING A RESTRICTED LEGEND]

In connection with any transfer of this Warrant occurring prior to the second anniversary of the date set forth on the face of this Warrant, the undersigned confirms that (x) such transfer is being made without utilizing any general solicitation or general advertising and by means of a transaction exempt from the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended and (y) the transferee has agreed to comply with the provisions set forth in the Restricted Legend in respect of any further transfers.

[NAME OF TRANSFEROR] By: ___________________________________ Name: Title: Date: __________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within mentioned instrument in every particular, without alteration or any change whatsoever.

EXHIBIT B

RESTRICTED LEGEND

THE SECURITIES REPRESENTED HEREBY AND THE UNDERLYING COMMON STOCK ISSUABLE UPON THEIR EXERCISE (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR CONVEYED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER (THE “COMPANY”) OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ARE SUBJECT TO COVENANTS IN THAT CERTAIN WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF APRIL 19, 2007 BY AND BETWEEN THE COMPANY, THE WARRANT AGENT AND THE CERTAIN INITIAL REGISTERED HOLDER NAMED THEREIN CONTAINING, AMONG OTHER THINGS, RESTRICTIONS ON THE SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES, AND TO THE TERMS OF THE ARTICLES OF INCORPORATION OF THE COMPANY, AS THE SAME MAY BE AMENDED OR MODIFIED, INCLUDING ANY AMENDMENT AND RESTATEMENT, FROM TIME TO TIME. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL ALL CONDITIONS TO TRANSFER SET FORTH IN THE WARRANT AGREEMENT OF INCORPORATION HAVE BEEN FULFILLED. A COPY OF THE WARRANT AGREEMENT AND THE ARTICLES OF INCORPORATION MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST.

B-1

EXHIBIT C

FORM OF U.S. COUNSEL OPINION

April 19, 2007

To the Warrant Holder and
the Initial Holder party to the
Warrant Agreement
referred to below

Re:	Synutra International Inc. - Warrants

Ladies and Gentlemen:

We have acted as special New York counsel for Synutra International Inc., a Delaware corporation (the “Company”) in connection with (1) the Warrant Agreement dated as of April 19, 2007 among the Company, The Bank of New York, as warrant agent (the “Warrant Agent”) and ABN AMRO Bank N.V., Hong Kong Branch, as the initial holder (“ABN AMRO”) (the “Warrant Agreement”), (2) the Registration Rights Agreement dated April 19, 2007, between the Company and ABN AMRO in respect of the Warrants among the parties thereto (the “Registration Rights Agreement”) and (3) the USD Facility Side Letter Agreement dated April 19, 2007 between the Company and ABN AMRO (the “USD Facility Side Letter Agreement”). Under the terms of the Warrant Agreement, the Company will issue warrants on the date hereof (the “Warrants”) representing the right, upon exercise, to require the Company to issue shares of its common stock, par value $0.0001 per share (the “Common Stock”). We are providing this opinion to you at the request of the Company pursuant to Section 5.08 of the Warrant Agreement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following (the documents listed in clauses (c) through (e) below collectively being referred to herein as the “Related Documents”):

(a)	the Warrants;

(b)
copies of the Company’s certificate of incorporation (“Certificate of Incorporation”), bylaws (“Bylaws”) and resolutions authorizing the transactions contemplated by the Related Documents (the “Resolutions”), each as certified by an officer of the Company as in full force and effect;

(c)	the Warrant Agreement;

(d)	the Registration Rights Agreement; and

(e)	the USD Facility Side Letter Agreement.

As to relevant factual matters, we have relied upon, among other things, the Company’s factual representations in its certificate (the “Opinion Certificate”) and in the Warrants and the Related Documents. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have assumed that each natural person who is a party to the transaction has sufficient legal capacity to enter into and carry out his or her obligations under the Agreement. To the extent the Company’s obligations depend on the enforceability of the Related Documents against other parties to the Related Documents, we have assumed that the Related Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The Company is a corporation validly existing in good standing under the laws of the State of Delaware with corporate power to issue the Warrants, to enter into the Related Documents and to perform its obligation under the Warrants and the Related Documents.

2. The execution, delivery and performance of the Warrants and the Related Documents have been duly authorized by all necessary corporate action on the part of the Company, and the Warrants and Related Documents have been duly executed and delivered by the Company.

3. Assuming the due authorization, execution and delivery by each of the other parties to the Related Documents, and assuming each of such Related Documents constitute the legally valid and binding obligation of each the other parties and upon the counter signature by the Warrant Agent of the Warrants, each of the Warrants and the Related Documents constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4. The execution and delivery by the Company of the Warrants and the Related Documents do not, and the Company’s performance of its obligations under the Warrants and Related Documents will not (i) violate the Company’s certificate of incorporation or bylaws or other constitutive documents of the Company, (ii) violate, breach, or result in a default under, any existing obligation of or restriction on the Company under any other agreement (the “Other Agreements”) identified in Schedule I attached hereto, or (iii) breach or otherwise violate any existing obligation of or restriction on the Company under any order, judgment or decree of any New York or federal court or governmental authority binding on the Company identified in the Opinion Certificate. If an Other Agreement is governed by the laws of a jurisdiction other than New York, we have assumed such Other Agreement is governed by the laws of the State of New York.

5. The execution and delivery by the Company of the Warrants and the Related Documents do not, and the Company’s performance of its obligations under the Related Documents will not, violate the Delaware General Corporation Law or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by the Warrants and the Related Documents.

6. The Common Stock issuable upon exercise of the Warrants in accordance with the terms thereof and the Warrant Agreement (the “Warrant Shares”) have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, upon exercise of the Warrants and surrender of the Warrants and payment of the exercise price set forth therein, and delivery of the Warrant Shares in accordance with the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable and shall not be subject to any preemptive rights under the Company’s Certificate of Incorporation, Bylaws or the Delaware General Corporation Law.

7. No order, consent, permit, registration, qualification or approval of any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by the Warrants and the Related Documents is required on the part of the Company for the execution and delivery of, the Related Documents or for the issuance and sale of the Warrants and the Warrant Shares, except such as may be required under the Related Documents and applicable securities laws.

8. It is not necessary in connection with the issuance and delivery of the Warrants to ABN AMRO or the issuance and delivery of the Warrant Shares upon exercise of the Warrants to the Warrantholders to register the Warrants or the Warrant Shares under the Securities Act, it being understood that no opinion is expressed as to any subsequent resale of any Warrant or Warrant Share.

Our opinion in paragraph 3 above as to the enforceability of the Related Documents is subject to:

(i)	public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

(ii)	the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii)	the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

(iv)	the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

We express no opinion as to the effect of subsequent issuances of securities of the Company to the extent that such issuances may result in the Company not having enough remaining authorized but unissued shares of Warrant Shares for the exercise of the Warrants. We also advise you that, as a result of the operation of the antidilution or adjustment provisions of the Warrants, the Warrants may become exercisable into more shares of Warrant Shares than remain authorized but unissued.

Our opinion in paragraph 3 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Warrants and the Related Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Warrants or the Related Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Warrants or the Related Documents purports to provide (except for the economic consequences of procedural or other delay).

For purposes of the opinions expressed in paragraphs 4, 5 and 6, we have assumed that the Company will not in the future take any discretionary action (including a decision not to act) permitted by the Related Documents that would cause the performance of the Related Documents to violate any organizational document of the Company, the Delaware General Corporation Law or any New York or federal statute, rule or regulation, or require an order, consent, permit or approval to be obtained from a New York or federal governmental authority.

We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Related Documents because of the nature of your business.

We express no opinion as to any provision of the Warrants or the Related Documents insofar as it purports to grant a right of setoff in respect of Company’s assets to any person other than a creditor of the Company.

We advise you that Section 8.04 of the Warrant Agreement, which provides for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in the State of New York, may not be binding on the federal courts sitting in the State of New York (or any federal appellate court).

We advise you that if an action based on the Warrants or the Related Documents were commenced in a federal or state court in New York, a judgment for money relating to the Warrants or the Related Documents ordinarily would be enforced only in United States dollars. The method used to determine the rate of conversion of foreign currency into United States dollars will depend on various factors.

We express no opinion concerning (i) federal or state securities laws or regulations, or (ii) the foreign assets control regulations of the Trading with the Enemy Act, as amended, the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present Delaware General Corporation Law, in each case, as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special New York counsel for Company and may be relied upon by you only in connection with the Warrants and the Related Documents. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

Schedule I
Other Agreements